Exhibit 5.1

August 18, 2026

Wrap Technologies, Inc.

3480 Main Hwy

Suite 202

Miami, Florida 33133

Re:	Wrap Technologies, Inc.
Registration Statement on Form S-3, Registration No. 333-291707

Ladies and Gentlemen:

We have acted as counsel to Wrap Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated August 16, 2026 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3 (Registration No. 333-291707), initially filed by the Company with the Commission on November 21, 2025, as thereafter amended or supplemented, declared effective on December 18, 2025 (the “Registration Statement”).

We also have acted as counsel to the Company in connection with an offering of (i) 5,771,519 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) 2,800,090 registered pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 2,800,090 shares of Common Stock (the “Pre-Funded Warrant Shares”) issued and sold under that certain Securities Purchase Agreement executed by the Company and the purchasers identified on the signature pages thereto on August 16, 2026 (the “Purchase Agreement”). The Prospectus Supplement relates to the Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended and/or restated as of the date hereof, (ii) certain resolutions of the Board of Directors of the Company (the “Board”) related to the filing of the Prospectus Supplement, the authorization and issuance of the Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the Prospectus Supplement and the base prospectus, dated December 18, 2025, included in the Registration Statement (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), (v) the Purchase Agreement, (vi) the Pre-Funded Warrants, (vii) the specimen Common Stock certificate, (viii) a certificate executed by an officer of the Company, dated as of the date hereof, and (ix) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

Haynes and Boone, LLP	30 Rockefeller Plaza | 26th Floor | New York, NY 10112
T: 212.659.7300 | haynesboone.com

Wrap Technologies, Inc.

August 18, 2026

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have not considered, and express no opinion herein as to, the laws of any states or jurisdictions other than the General Corporation Law of the State of Delaware and the internal laws of the State of New York, as currently in effect (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Shares have been duly authorized and, when issued and delivered in accordance with the Purchase Agreement against payment in full of the consideration payable therefor as contemplated by the Purchase Agreement, will be validly issued, fully paid and non-assessable.

2.	The Pre-Funded Warrants have been issued and delivered in accordance with the Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Purchase Agreement, the Pre-Funded Warrants will constitute valid and legally binding obligations of the Company.

3.	The Pre-Funded Warrant Shares have been duly authorized, and as of the date hereof, if, as and when issued against payment in full of the consideration payable therefor in accordance with the terms of the Pre-Funded Warrants, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications, limitations and exceptions:

(a) The opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The opinions are subject to the effect of (i) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, general matters of public policy and other similar doctrines generally affecting the enforceability of agreements (regardless of whether considered in a proceeding in equity or at law) (ii) obligations of good faith and fair dealing under New York law, and (iii) other commonly-recognized statutory and judicial constraints on enforceability, including statutes of limitation, limitations on rights to indemnification that contravene law or public policy and the effectiveness of waivers of rights or benefits that cannot be effectively waived under applicable law.

We hereby consent to the filing of this opinion as an Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP